ALTUS POWER, INC.
CLAWBACK POLICY
Introduction
The Board of Directors (the “Board”) of the Altus Power, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Clawback Policy (this “Policy”), which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual.
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”). Notwithstanding the foregoing, Appendix A to this Policy applies to Incentive Compensation and certain other compensation described in Appendix A hereto that is received while the Company has a class of securities listed on NYSE by persons listed on Schedule 1 hereto (“Covered Persons”).
Recoupment; Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement (as defined below) of its financial statements due to the Company’s material1 noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
For purposes of this Policy, “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Notwithstanding the foregoing, the following
1 A company’s clawback policy will be triggered in the event that the company is required to prepare an accounting restatement due to the material noncompliance by the company with any financial reporting requirement under the securities laws, regardless of whether company or officer misconduct was the cause for such accounting restatement.  Specifically, recovery is required with respect to both (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), and (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements).

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types of changes to the Company’s financial statements do not represent error corrections, and therefore would likewise not trigger application of this Policy:
·Retrospective application of a change in accounting principle;
·Retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization;
·Retrospective reclassification due to a discontinued operation;
·Retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and
·Retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any of the following, provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:
·Annual bonuses and other short- and long-term cash incentives.
·Stock options.
·Stock appreciation rights.
·Restricted stock.
·Restricted stock units.
·Performance shares.
·Performance units.
Financial reporting measures include, but are not limited to:
·Company stock price.
·Total shareholder return.
·Revenues.
·Net income.
·Earnings before interest, taxes, depreciation, and amortization (EBITDA).
·Adjusted EBITDA.
·Adjusted EBITDA margin.
·Funds from operations.
·Liquidity measures such as working capital or operating cash flow.
·Return measures such as return on invested capital or return on assets.
·Earnings measures such as earnings per share.
·Exit portfolio annualized rate.
For purposes of this Policy, Incentive Compensation is “received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. All conditions to an award for Incentive Compensation need not be satisfied for the Incentive Compensation to be deemed

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received under this Policy. Incentive Compensation is deemed received even if there is a contingent right to payment at that time or payment remains subject to ministerial acts, such as calculating the amount earned or obtaining the approval of the Board.
Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board.
If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
·Requiring reimbursement of cash Incentive Compensation previously paid;
·Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
·Off-setting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
·cancelling outstanding vested or unvested equity awards; and/or
·taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.
Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.
Effective Date
This Policy shall be effective as of the date it is adopted by the Board. Notwithstanding the foregoing, the Company must comply with this Policy beginning on October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.
Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company

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pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Impracticability
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Dated: November 9, 2023

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